UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BEVERLY ENTERPRISES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION

On March 15, 2005, Beverly Enterprises, Inc. (“BEI”) filed a definitive proxy statement with the Securities and Exchange Commission relating to BEI’s solicitation of proxies with respect to its 2005 annual meeting of stockholders. BEI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain BEI’s proxy statement, any amendments or supplements to the proxy statement and other relevant documents for free at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, any amendments and supplements to the proxy statement and other relevant documents by writing to Beverly Enterprises, Inc. at One Thousand Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings”.

INFORMATION REGARDING PARTICIPANTS

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies for BEI’s 2005 annual meeting of stockholders is contained in the definitive proxy statement filed by BEI with the Securities and Exchange Commission on March 15, 2005.

FORWARD LOOKING STATEMENTS

The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the unsolicited indication of interest in an acquisition of BEI by Appaloosa Management, LP, Franklin Mutual Advisors, LLC, Formation Capital, LLC and Northbrook NBV, LLC, and related actions taken by this group, including the nomination of candidates for election to BEI’s board of directors. These actions may impact our ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

BEVERLY ENTERPRISES

Moderator: Bill Floyd
March 22, 2005
8:00 a.m. CT

Operator: Good day, ladies and gentlemen, and welcome to the Beverly Enterprises associate meeting. Today’s call is being recorded.

At this time for opening remarks, I’d like to turn the call over to the Chairman and Chief Executive Officer, Mr. Bill Floyd. Please go ahead, sir.

Bill Floyd: Good morning, everybody. I’m here in Fort Smith on the phone. I trust everyone can hear me. We will not be talking about fourth quarter results this morning, although our financial and operating performance was solid and capped off a very strong year in 2004. Instead, I want to discuss with you a press release we issued just a few minutes ago.

We announced that our board of directors has voted unanimously to conduct an auction process to sell the company. Now, I know that this is unsettling news, and I want to spend some time talking about how the board came to make this decision and what this decision does and doesn’t mean to everyone in the company.

Now, let me begin by explaining how our board came to make this decision and why our situation has changed so dramatically from the first time that I discussed the Whitman/Appaloosa expression of interest eight weeks ago.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

I told you back on January 26th that our company had a great story to tell, that we had very strong growth prospects and that we had a world class team of advisers to help us. We were confident that based on those strengths we should send off an expression of interest, and in the event of a proxy contest could generate enough stockholder support to win the vote. So, I’m sure a lot of you are asking, “So, what happened?”

Well, a large part of the answer lies in the enormous change in our stockholder base that’s taken place over the last several weeks and in the significantly shorter investment time horizon that many of our new stockholders have. Let me explain this a little bit more fully.

First, the owners of every public company change every day as its share can change. And as such, public companies are always for sale, and that certainly goes for us. BEI’s owners change every day as our stock is being bought and sold, and this is perfectly normal. And we have seen gradual shifts and as our performance and prospects have changed.

A few years ago, for example, we had a lot of stockholders who bought Beverly because we were barking on a major turnaround and they were interested in the value that that turnaround would create for them. Gradually as we completed the turnaround and began to focus on more profitable growth we attracted investors who were more growth-oriented.

One of these investors were value players or growth players. They tended to own our stock for longer periods of time, sometimes a horizon of two to three years. That situation dramatically changed following the Whitman/Appaloosa announcement.

In fact, in the first full day of trading after they made their interest in acquiring us public, nearly 30 percent of all our shares changed hands. That was unprecedented daily volume of trades for us. And in the first 10 days of trading following the announcement, nearly 70 percent or 71 million

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

shares of our shares were traded. Under normal circumstances, that’s the amount of shares that might trade in five months.

Most of these shares went into the hands of investors who specialized in making short-term profits. Those who have invested in various mutual funds probably are aware that a different investor have different time horizons when they expect to realize gains. Most of our new stockholders have a fairly short investment time horizon. Many of them are so-called arbitragers or arbs, whose investment strategy is based on the potential of an event-driven situation taking place.

In this instance, the prospect of BEI going into play was the event, and obviously the arbs wanted that event to happen in order to make a profit. These investors bought our stock at a relatively high price, some as high as $11.50, with an expectation of a quick profit from the sale of our company at a higher price. As such, in a proxy contest they would almost certainly vote their shares with our opponents, not with us, unless the board took a different approach.

Our stock has continued to shift rapidly into the hands of short-term investors. We have been tracking this development in close consultation with our advisers. And our analysis clearly shows that by March 7th, the record date that determines which stockholders are entitled to vote on our April 21st annual meeting, almost 45 percent — 45 percent — of our stockholders were of the short-term investor type.

And that percentage has continued to grow. On March 18th it was up to almost 50 percent. Keep in mind that only a very small percentage of our stockholder base was comprised of such investors prior to the Whitman/Appaloosa Group making public its interest in acquiring. So, you can see that on 12-31-04 seven percent were short-term investors, going up to 45 percent, and then going up to 48 percent. And when we talk to our proxy solicitors, they will tell you that that’s a very dramatic shift.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

So, we knew — given this, we knew who our shareholders were as of the record date. And we had solid indications of how they would vote in a proxy contest. But I certainly was not going to make any decision or make any recommendations to our board based on a bunch of percentages. I needed to talk face-to-face to our stockholders. And that’s why Jeff and Jim and I met last week in New York and Boston with about 23 of our stockholders, institutions that together now own 34 percent of our stock.

We were prepared to discuss the strong value we created and the growth initiatives we showcased at our Investor Day earlier this year, but we were also there to listen. These stockholders recognized the turnaround we’ve achieved and they did not question our ability to achieve profitable growth in all our businesses over the next several years. But to these more short-term investors, we were painting a very attractive picture of two birds in the bush, and they wanted the bird in the hand.

And here are some of the comments we heard from them verbose. “Your turnaround and growth story won’t get the stock to $13 to $14 as quickly as a deal would, especially when you factor in the uncertainty about Medicare funding.” “You’re up against a totally different shareholder base today. If the board comes back with the same growth plan you presented at Investor Day, you have no chance of winning the contest, and you are toast.”

That made us still want to (far), I tell you. “When you’ve done” — “What you’ve done in the prior year is great, but the real question is about today. History is almost irrelevant. It was a good argument at $8.50 to $9.” “You have done a great job with the turnaround and have a lot of growth potential, but I have a fiduciary responsibility to other people. If a third party comes along and offers a price that matches or exceeds my target, especially earlier than that that I had planned, why should I not take the deal?”

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

And it’s not just the short-term investors who feel this way. Even the traditionally long-term holders of our stock have sold or significantly reduced their holdings during the past several weeks to lock in significant gains. For example, Merrill Lynch has gone from owning 5.8 million shares to 970,000 shares.

And Strong Capital, always one of our biggest shareholders, has gone from 6.2 million down to just a little over four million shares. Some major institutions have exited completed, like Deutsche Asset Management that owned 3.4 million shares and Beverly March Financial Management that owned 2.4 million shares. These are stockholders that have been very supportive of our strategies and very knowledgeable about the strong progress we’ve been making.

But remember that last spring our shares were selling for less than $6 a share. It is very difficult for even these traditionally long-term stockholders to justify to their investors why they wouldn’t take money off the table when the value of their investment has doubled in less than a year.

A number of you have investments in various mutual funds, in various other 401(k) plans and so forth. And you would expect those responsible for managing your investments to take advantage of any such opportunities that might come along.

Now, when you’re in a fight you have got to do a realistic assessment of your ability to win that fight. And that sometimes requires standing back and rethinking what it’s going to take to win. And the message we got loud and clear from the analysis of the voting patterns and from the face-to-face meetings we had in New York and Boston your board has to sell this company to create short-term value for today’s stockholders, or else the Whitman/Appaloosa board will do it for you.

So, given that situation, the dramatically changing shareholder base, combined with a favorable real estate financing market, I and the rest of the board had to confront reality and make a

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

decision. Do we stay the course with a high probability of losing the proxy contest, or do we take a course of action that allows us an opportunity to win? By winning the proxy contest the board controls the process of selling the company, which we believe will be in everyone’s best interest, most importantly our shareholders.

Given these two options, we announced this morning that our board has voted unanimously to initiate an auction process to sell the company. But we’re proud of all that we’ve achieved over the past several years, but we also recognize the importance of being responsive to our shareholders, who, after all, are the owners of the company by significantly accelerating the value creation process.

I want to stress that the board is committed to a fair process that is open to all serious and qualified parties. This can include a transaction with a financial buyer, an investor who may not be in the healthcare business, but who sees the long-term value creation opportunities that BEI provides and who wants the management team to participate with them.

But — and I don’t want to mislead anyone on this point — that is only one of many possible outcomes. And the board is not going to prejudge any outcome. The process we are putting in place is meant to ensure that any transaction we pursue will be the right one for all shareholders at the right price.

Our decision to conduct this value maximization process does not mean that the proxy contest is going to end. We don’t know how the Whitman/Appaloosa Group will react to our announcement, but until or unless they stand down we are prepared to continually — to continue to vigorously pursue this proxy contest to victory. The fact is, as I mentioned earlier, continuing in our efforts to win this proxy contest is critical to the future of BEI, including our clients, our patients and their families, all of us, and the communities in which we operate.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

Going forward, we are going to continue to be limited by law in what we can say about this process and when we can say it. Nevertheless, we have always done our best and, as we always have tried to do, to communicate as fully and in as timely a fashion as possible to you all about all major new developments. We’ll also be discussing with you how to best communicate the process with associates reporting to you with our residents, with our families and our clients.

Finally, I know there are a lot of emotions about this announcement, but it is important — it is important — for all of you as you go forward to think about that great saying from Arkansas that we got to do the right thing. The success and outcome of this process, as with anything we do, depends on each of us continue to achieve a high standards of quality of care.

This means that you can best help our company by doing what you’ve been doing since this whole thing started, staying focused, and working together to continue to perform at peak levels. It is important that we remain high levels of quality of care and other key operational metrics that are fundamental to our company.

Believe me, believe me, I understand that the past several weeks have been very challenging and stressful for all of us. Still, together we have achieved an outstanding fourth quarter and yearend performance, and we’re already off to a very strong start in 2005. And I am confident that together we will also achieve the best possible outcome for our company in this process. It is absolutely imperative that we continue to work hard to make this happen.

Both personally and on behalf of the board and the senior management team, I want to express my deep gratitude to each and every one of you for your continued supports and strong efforts. Now I know that you all have many questions and I’d like to get the ball rolling by throwing out a few of those questions that I’m sure many of you will have, and giving you the best answers that I can.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

One of the questions I’ve already been asked is, “What does this mean in terms of our jobs?” When I first discussed this situation with you in January, I said I wasn’t going to lie to you. I could not, I would not tell you with absolute certainty that jobs would not be affected. But I also pointed out that anybody interested in acquiring this company will want a smoothly operating company that can function seamlessly.

BEI is attractive to potential buyers precisely because of the outstanding job all of you have done in providing high level of quality of care to our patients and clients. At the end of the day ours is a service business. A new owner will have a major interest in maintaining an outstanding organization with a high level of quality of care that it provides.

For those of you directly involved with patient care or client service, I want to point out that over the past two years we have divested about 120 facilities, many of them in large groups in sales to different buyers. In virtually every case the new owners of these facilities have chosen to retain the existing associate base. We believe this should also apply to associates who directly report — who directly support our caregivers because the care they provide and the support service you offer are exactly what makes us attractive to a potential buyer.

For those of you in the service business, as you have been responsible for a major portion of our growth, higher EBITDA and increased margins over the past few years, if you look at the growth initiatives we’ve discussed at Investor Day and reviewed with you at the last associate meeting your role in driving profitable growth will be even more important in the future. To me, that should involve a high degree of job security.

So, what about the people here in corporate or in our regional organizations? Well, regardless of who might buy the company and whether it remains a public corporation or becomes a private one, we still need to effectively purchase goods and services from our suppliers.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

We still need to pay our bills. We still need to collect receivables. Do you think that a new owner would want to return to 77 day sales outstanding? We still need to ensure accurate Medicare and Medicaid billing processes. We cannot, however, provide any assurance about specific jobs.

Another question, “What about merging with another company in our industry?” Well, that’s certainly a possibility, and the board will evaluate that if there was any interest expressed. However, I have to tell you that our financial advisors don’t believe there’s a high likelihood of that happening. What is more likely, in our view, is the prospect of a financial buyer. Under any scenario, however, the board will decide based on a fair and open process what was in the best interest of all shareholders.

Another question, “What happens to this building and the Fort Smith?” Again, I can’t give you any assurances about situations that have only begun to unfold. That said, I will remind you of what I said about a new owner wanting a smoothly running organization.

A lot of people who are responsible for our smoothly running organization and for supporting the success of our operating units are right her in Fort Smith. To either replace or remove our support functions and the people who run them, I suspect, be fairly disruptive and would be fairly costly. That certainly would be a factor that any new owner would have to very seriously weigh.

Now I know there are a lot of people in this room or on the phone that are still probably in the state of shock and haven’t heard probably too much of what I’ve said beyond the announcement that the company is going up for sale. I know this is at best very unsettling news. I know from very personal experience how difficult change can be.

It is almost like if you can imagine the circus with the two trapezes and you’re holding on one of those trapezes and you go up in the air and then you let go of one trapeze, but you haven’t quite grabbed the other one. Change is very difficult and it’s very stressful. But, again, try to take that

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

deep breath that I talked about in other meetings and don’t overreact. There are a lot of potential positive outcomes here, and there simply is absolutely no upside in worrying about things.

I have enormous faith and confidence in this organization. And I know that once you’ve taken a deep breath you’ll continue doing with pride and determination and integrity the things that you’ve always done because that is what defines us as a company. No one can take away from us what we have accomplished over the last several years. And, ironically, that is one of the reasons why we’re in this situation we are today.

I want you all, as difficult as it might seem right now, to look at this as a new chapter for us all. Consider what we’ve been through over the last five years, the major obstacles we have overcome, the weak operating and financial position we started from. Consider all that we have accomplished together. I believe that this company still has a bright future. I really do.

It may different. It may be different from the one I envisioned a few months ago, but I believe, nevertheless, that it is bright. When announcements like this are made it is so easy to fall into the gloom and doom mode to believe that the sky is falling. Don’t let yourself do that. Don’t. Remember that life is 10 percent of what happens and 90 percent about how you react to it. Attitude — attitude — is everything.

You know, after you take that deep breath and after you think about this a little bit, it is actually possible that you might say, hey, there may be some benefits to being a private company versus a public company and that this company can still achieve its long-term goals. We’re just going to get there a different way. That is a very real possibility.

I want to close by thanking you all for your support in the past, and I know I can count on you for your continued support in the weeks and months ahead. And I’m going to do my very best to keep you all informed of what’s happening. Thank you.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

We are going to now take some questions from the group here and for those people participating on the phone. I have also asked by direct reports that following this announcement that they will be meeting both in the field and here in small group sessions with everybody to have more discussion and add some more questions.

Over the next couple of weeks I am personally going to take the opportunity to try to participate in some of these smaller group sessions both here and in the field. But for right now let me take any questions. Do we have some on the phone, Blair?

Blair Jackson: Operator, let’s ask for questions, please.

Operator: Thank you, sir. For our telephone audience if you’d like to ask a question today, please press star one on your touch-tone telephone. We’ll take your questions in the order you signal and as many as time permits. Again, it is star one. We’ll pause for just a moment.

Bill Floyd: Do you have any questions back there?

Operator: And we do have one question queuing up.

Bill Floyd: Fire away.

Operator: And it comes from Hal Garland.

Bill Floyd: What’s that?

Operator: I said it comes from Hal Garland.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

Bill Floyd: OK.

Hal Garland: What about pending projects?

Bill Floyd: I’m sorry, I can’t hear the question.

Hal Garland: Yes, sir. What about pending projects for the company such as resident-centered care?

Bill Floyd: Everything that we’re doing that the company is absolutely – not going to go in a freeze frame here. Everything we are doing, every initiative, every project should continue going forward. We’re not cutting capital spending. We’re not cutting projects.

We’re not cutting expenses. And when I talk about falling into, my God, what does this mean, we’re running this company. And we’ll run this company until we’re not running. And every single project should be moving forward with all due dispatch. The commitment of resources to support any initiative that we have is going to continue.

Hal Garland: Thank you.

Bill Floyd: You’re welcome. I have a question here. “Will the procurement department go with the sale?” Well, first of all, as I said to you all, it’d be very hard for anybody to buy this company without being able to procure goods and services. So, I think in terms of the job security scale the procurement people are probably pretty solid. I don’t want to see an influx of people running into the procurement department looking for jobs.

“How long do you estimate it will take us to be bought? Do you expect that it will be a quick process?” That is a great question. The press release that we put out this morning basically says that the board has agreed unanimously – it has voted on two things.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

The first is to put the company up for sale and the second is that the board also unanimously agreed to allow a second annual meeting to take place if 20 percent of our shareholders want to do so six months from April 21st. Now, the reason we did that is that when we were in New York talking to a lot of our arbitrage hedge funds, various people that have a shorter-term investment horizon they are people that are obviously – they get paid to challenge and to be skeptical.

And they asked the question, “Well, gee, what if you guys said you were going to put the company in play and then after April 21st you won the proxy contest, then after April 21st you said, ‘Well, sorry, we changed our minds?’” They are very concerned that it be a legitimate open process.

And because of that we have announced that we will hold a second shareholder meeting six months after April 21st. And if people aren’t happy with the process that we have been making that it’s not a real process, they can vote us out of office.

And it’s hard to say how long the sale will take. It will certainly take several months. One of the things that we had to explain to a lot of our investors that unlike a company that does not have real estate assets this will take a long time. There is an appraisal process.

It will certainly take several months, two to three months. We are committed to doing a very orderly process, to do the things that we should, and any interested bidder will definitely want to go out and spend time. So, I would say at least several months will be the timeframe. Is this all the questions we have?

Operator: You have a couple more on the phone.

Bill Floyd: What’s that?

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

Operator: I said we do have a couple more questions coming from the phone lines.

Bill Floyd: OK. So our questions here pass them over. Let’s take the question on the phone.

Operator: All right. We’ll next hear from Pat DeVereaux.

Pat DeVereaux: Will there be any consideration given in the terms of the sale to the seniority and benefits of the employees?

Bill Floyd: The question was in the – in terms of the sale will there be consideration given to the seniority and benefit of the employees. I cannot tell you definitively how everything will ultimately shake out, but I can absolutely tell you that our board in negotiating any sale we are going to be highly sensitive to taking care of our associates and to making sure everybody is treated in the right way.

Operator: Anything further, Ms. DeVereaux?

Pat DeVereaux: No, thank you.

Bill Floyd: You’re welcome.

Operator: And next we’ll hear from Kim Russell.

Kim Russell: My question’s already been answered. Thank you.

Bill Floyd: You’re welcome. I wish they were all that easy.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

Operator: And we have one last question in the queue coming from Sandra Banfield.

(Jim Holmteff): This isn’t from Sandra. This is actually from (Jim Holmteff), DOSC at – DOCS at Bloomington, Minnesota at AseraCare. And I’m just wondering with this information that’s now public what impact should we expect being a startup agency.

Bill Floyd: Well, I would hope that – and I think your chain of command will be dealing with that. But we would fully expect that – in any sector of the company that there will be competitive players out there that will try to take advantage of this situation. And I think that it’s incumbent upon the leadership of the company to make sure that that doesn’t happen. And we ask for your commitment yourselves to not let that happen. Any other questions from the field? Is that it?

Operator: And we have no more questions on the phone.

Bill Floyd: OK.

Operator: I would like to remind our participants that it’s star one if you’d like to ask a question.

Bill Floyd: Is there a possibility that the company could become employee owned? Will the company be sold as – I wish I brought my reading glasses. Blair, what the hell does that say?

Blair Jackson: Will the company be sold as a whole or in parts?

Bill Floyd: If there are a group of employees that have – that can come up with roughly $1.5 billion I’m sure that our board would be very receptive to that. We – the only way I can say – as bidders submit their bids there will be all sorts of permutations and combinations. There will be possibly REITs that will have an operating partner.

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

There will be people, as I said, that will come in that want to team up with the management team. There will be people that might want to acquire pieces of the business. And the only thing I can say to you is I can’t first of all tell you how that’s all going to shake out.

But I will tell you that our board – and one of the reasons that we feel very strongly about controlling the process is that our board is going to do what’s in the best interest of our shareholders. Our board is going to consider all offers in a very open, thoughtful way, and in the end is going to do what is in the best interest of our shareholder base.

And this is really sort of the same question. Are you selling the company as a whole? What about AEGIS and the other sub companies? I think that there is enormous value in looking at the company as a whole because of the synergy between our service businesses, but that is a decision that – again, we don’t know what’s going to come across the transom. We will look at everything fairly. We will look at everything objectively. And will evaluate, again, what’s in the best interest of our shareholders.

Any other questions from the floor? Well, I know I said it at many, many of our associate meetings that sometimes people do have questions, but they are somewhat resistant to ask a question in large setting. I know you have a lot of questions. We are going to have these small group meetings, most of which will get accomplished hopefully by a week from Friday. And I would encourage you to be very open and forthcoming.

This is – let’s not kid ourselves, this is a stressful situation. As I said, there is no upside in worrying about it. We’re going to do the very best we can. I think you have to have trust in me. You have to have trust in our board that we’re going to do the right thing.

We are certainly very focused on our shareholders and we’re going to make sure we maximize the value of the company, but we want to do it in an orderly process that doesn’t do anything to

BEVERLY ENTERPRISES
Moderator: Bill Floyd
03-22-05/8:00 a.m. CT
Confirmation # 5752486

disrupt the company because by doing that we would be disrupting the value that someone would be potentially buying. So, if there are no other questions thank you very much. Meeting adjourned. Thank you.

Operator: And that concludes today’s conference. We thank everyone for your participation.

END

Associate Update March 22, 2005

Stock Ownership 12/31/04 3/7/05 3/18/05 Short-Term Investors 7% 45% 48% Institutions 65% 32% 29% Individuals 28% 23% 23%

Stockholder Comments Your turnaround and growth story won't get the stock to $13-14 as quickly as a deal would - especially when you factor in the uncertainty about Medicare funding.

Stockholder Comments You're up against a totally different shareholder base today. If the Board comes back with the same growth plan you presented at Investor Day, you have no chance of winning the proxy fight. You're toast.

Stockholder Comments What you've done in prior years is great, but the real question is all about today. History is almost irrelevant. It was a good argument at $8.50 - $9.00.

Stockholder Comments You've done a great job with the turnaround and have a lot of growth potential, but I have a fiduciary responsibility to other people. If a third party comes along and offers a price that matches or exceeds my target - especially earlier than I had planned - why shouldn't I take the deal?